Exhibit 10.3

COLLABORATION AGREEMENT

THIS COLLABORATION AGREEMENT (“Agreement”) is made and entered into as of December 17, 2019 (the “Effective Date”)

BETWEEN:

GENECOR AI INC., a corporation formed under the laws of the
Province of Ontario (“GENECOR”);

-and-

FRELII INC., a corporation formed under the laws of the State of Utah; (“FRELII”)

WHEREAS Frelii has developed certain proprietary Artificial Intelligence software platforms in the area of biomedical analysis; and

WHEREAS Frelii has agreed to grant to Genecor certain rights to act as Frelii’s authorized sales representative, or to directly sublicense, products relating to Frelii’s software platforms within the Territory, subject to the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the foregoing premises and the mutual covenants set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:

Article I
GENERAL MATTERS

1.1	Definitions.

In this Agreement, the following terms will have the meanings set out below unless the context requires otherwise:

“Affected Obligations” has the meaning set forth in Section 14.1(a).

“Affiliate” of a Party means any other individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Collaboration Agreement.

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“Applicable Law” means any domestic or foreign statute, law (including the common law), ordinance, rule, regulation, restriction, by-law (zoning or otherwise), order or any consent, exemption, approval or license of any Governmental Authority, that applies in whole or in part to the transactions contemplated by this Agreement, the Products, Genecor, Frelii and their respective Affiliates, including, without limitation, the Controlled Drugs and Substances Act (SC 1996, c 19), the Cannabis Act and the Regulations, as the same may be amended, modified or replaced from time to time.

“Audit” has the meaning set forth in Section 8.2(a).

“Audit Report” has the meaning set forth in Section 8.2(c).

“Bankruptcy Proceeding” means, in relation to a Party: (a) the making of an assignment or arrangement for the benefit of creditors; (b) the filing by such Party of a petition or commencement of proceedings under any bankruptcy or similar law, or having such a petition filed or proceeding commenced with respect to such Party by another person, where such petition or proceeding of such other person is not dismissed for a period of 90 calendar days; (c) the levy of an attachment for execution against the whole or any material part of its assets; (d) such Party becoming insolvent or unable to pay its debts as they generally become due as determined by a court of competent jurisdiction; or (e) such Party stops, suspends or threatens to stop or suspend payment of all or a material part of its indebtedness or begins negotiations or takes any other step with a view to the deferral, rescheduling or other readjustment of all or a material part of its indebtedness.

“Board of Directors” means the Board of Directors of Frelii Inc., as the same may be changed, modified, or replaced from time to time.

“Cannabis Act” means Bill C-45 “An Act respecting cannabis and to amend the Controlled Drugs and Substances Act, the Criminal Code and other Acts” (Canada), as amended from time to time and as the same may come into force, and includes all written publicly available notices, guidance, guidelines and ancillary rules or regulations promulgated thereunder or in connection therewith.

“Change of Control” means with respect to Genecor (i) the acquisition of securities of Genecor representing more than 50% of the combined voting power of Genecor’s then outstanding securities by any person or group of persons, (ii) the consummation of a merger or consolidation of Genecor with or into another entity in which a majority of the voting power of the capital stock of the continuing or surviving entity will be owned by the persons who were Genecor’s equity holders immediately prior to such merger or consolidation in substantially the same proportions as their ownership immediately prior to such merger or consolidation, (iii) the dissolution, liquidation or winding up of Genecor, or (iv) the sale, transfer or other disposition of all or substantially all of the assets of Genecor.

“Change of Law” has the meaning set forth in Section 14.1(a).

“Change of Law Amendment” has the meaning set forth in Section 14.1(b).

“Change of Law Notice” has the meaning set forth in Section 14.1(a).

“Change Period” has the meaning set forth in Section 14.1(b).

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“Confidential Information” means non-public, confidential, personal or proprietary information concerning a Party and its Affiliates and its and their respective businesses and affairs that is or has been disclosed by one Party (a “Disclosing Party”) to the other Party (the “Recipient”) in connection with the transactions contemplated by this Agreement, including the existence of, the terms and conditions of, the status of the transaction contemplated by, or any other facts pertaining to, this Agreement, any information about identifiable individuals or any other information relating to a Party and its Affiliates, customers, suppliers, partners, investors, employees and consultants, but in each case does not include: (a) information that the Recipient can demonstrate: (i) is or has become generally available to the public other than as a result of disclosure by the Recipient or its Affiliates or representatives; (ii) is received by the Recipient or its Affiliates or representatives from an independent third-party that obtained it lawfully and was under no duty of confidentiality; (iii) was in its possession or the possession of its Affiliates or representatives prior to the disclosure of such information by the Disclosing Party; (iv) was independently developed by the Recipient or its Affiliates or representatives without the use of or reference to any Confidential Information; or (v) is disclosed pursuant to a valid and enforceable order of a court or other Governmental Authority having jurisdiction over a Recipient provided that the Recipient shall, to the extent possible, first notify the Disclosing Party in writing of such requirement and fully cooperate with respect to any reasonable steps possible to further protect the Confidential Information; nor (b) any information that is disclosed pursuant to a written or verbal demand from a Governmental Authority provided that the Recipient shall, to the extent possible, first notify the Disclosing Party of such requirement.

“Designated Representative” has the meaning set forth in Section 9.1(a).

“Documentation” means any reports, analyses, scripts, code or other work results which have been delivered by Frelii to Genecor pursuant to this Agreement.

“Effective Date” has the meaning set forth in the recitals.

“End-User” means each entity located within the Territory who, for its own internal business purposes (not for resale or use in a time-sharing arrangement with others) obtains the Products directly from Genecor or its Subcontractor, or directly from Frelii but pursuant to a purchase order secured by Genecor in its capacity as of sales representative under Section 2.1(b) hereof, for use solely within the Field and within the Territory.

“End-User License Agreement” means the then-current electronic “click-through” license or other end-user license between End-User and Frelii or a third party Software manufacturer, as applicable, governing End-User’s use of the Products. All such End-User License Agreements shall be on a form provided, or otherwise approved, by Frelii or the third party Software manufacturer, as applicable.

“Event of Default” has the meaning set forth in Section 15.3.

“Field” means genetic testing of patients for the purpose of selection and use of cannabis for medical purposes.

“Frelii Property” means all rights of Intellectual Property in and to the Products or Documentation (including all derivatives or improvements thereof), any patents, processes, software, code, files, technology, templates, forms, scripting, trade secrets, any Frelii products, reports, ideas, concepts, operations, plans or intentions, know-how, market opportunities, customers, business affairs, development plans and financial information, any suggestions, information, enhancements, requests, feedback, recommendations or other input provided by any person or party relating to the Products or Documentation, and any such item created by Frelii in developing or providing the Products.

“Governmental Authority” means any: (a) multinational, national, federal, provincial, territorial, state, regional, municipal, local or other government or any governmental or public department, court, tribunal, arbitral body, statutory body, commission, board, bureau or agency; (b) self-regulatory organization, regulatory authority, administrative tribunal or authority; (c) subdivision, agent, commission, board or authority of any of the foregoing; or (d) quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing.

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“Gross Revenue” means all revenue and other cash or like forms of consideration (accounted for in accordance with GAAP) that is (i) received by, paid to or for the account of, or for the benefit of Genecor (including as may be paid to Genecor Affiliates, representatives, Subcontractors, employees, directors or agents) and generated, directly or indirectly, from the resale of the Products in accordance with Section 2.1(a) hereof, or (ii) received by, paid to or for the account of, or for the benefit of Frelii as a result of a sale of Products resulting solely and exclusively from to a purchase order secured by Genecor in its capacity of sales representative under Section 2.1(b). For the avoidance of doubt, “Gross Revenue” shall include, but shall in no way be limited to, revenues (in any form) received for Product pilots, evaluations, and trials, royalties, commissions, and consulting fees, and such other ancillary revenues generated (directly or indirectly) by the sale or licensing of the Products or any solicitation for such.

“Indemnified Party” has the meaning set forth in Section 13.1(a).

“Indemnifying Party” has the meaning set forth in Section 13.1(a).

“Intellectual Property” means patents, rights to inventions, copyright and related rights, moral rights, trademarks and service marks, trade names and domain names, rights in get-up, rights to goodwill or to sue for passing off or unfair competition, rights in designs, rights in computer software, database rights, rights in confidential information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications (or rights to apply) for, and renewals or extensions of, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world.

“International Territory” means all countries throughout the world, except the Canadian and US Territories.

“Losses” means any loss, injury, liability, damage, cost, expense (including reasonable legal and consulting fees and disbursements), suffered or incurred by a Party, including in respect of any proceeding, assessment, judgment, settlement or compromise relating thereto.

“Minimum Sales Quota” means, with respect to Canada, an 18-month rolling average of Gross Revenue equal to $1,000,000 for the initial term. Subsequent targets shall be set annually and mutually agreed amongst the parties.

“Genecor” has the meaning set forth in the recitals.

“Genecor Initial Application” has the meaning set forth in Section 6.1(b).

“Overpayment” has the meaning set forth in Section 8.2(d).

“Parties” means Genecor and Frelii and “Party” means either one of them.

“Products” means Software provided or made available by Frelii to Genecor for distribution or solicitation for sale under this Agreement, as more specifically described on Exhibit A hereto, which Exhibit may be updated by Frelii from time to time in its sole discretion.

“Records” means all ancillary, intermediate and final documents, work product, records, reports, manuals, notes, designs, specifications, configurations and materials prepared by Genecor or any of its Affiliates or representatives in connection with the transactions contemplated by this Agreement including all books, records, logs, files, assessments and reports relating to: (a) the Sales Reports; (b) the Products; (c) Gross Revenue; (d) Approved Operating Costs; and/or (e) the Minimum Sales Quota.

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“Records Request” has the meaning set forth in Section 8.1(c).

“Regulations” means the Access to Cannabis for Medical Purposes Regulations (SOR/2016-230), as the same may be amended, modified or replaced from time to time, and similar regulations in other parts of the Territory.

“Regulatory Approval” means all requisite approvals by a Regulatory Authority, including but not limited to Health Canada, for Genecor to market, advertise, promote, and sublicense the Products or solicit the same for sale.

“Regulatory Authority” means any applicable government entity regulating or otherwise exercising authority with respect to the development and commercialization of the Products.

“Retention Period” has the meaning set forth in Section 8.1(b).

“Sales Reports” has the meaning set forth in Section 7.2(a).

“Shares” means all of the common and preferred shares and other equity securities of Genecor, regardless of class.

“Software” means, Navii, Frelii’s Artificial Intelligence software platform proprietary to Frelii or third party software as the case may be as a service platforms that Frelii has the right to license or otherwise distribute, together with any additional features or functionality developed by Frelii for general use that augment or enhance such platform.

“Third Party” has the meaning set forth in Section 2.2.

“Underpayment” has the meaning set forth in Section 8.2(d).

1.2	Currency

Unless otherwise indicated, all dollar amounts referred to in this Agreement are stated in lawful money of the United States and “$“ refers to United States dollars. Where Products are licensed or sublicensed for monies other than United States dollars, payments will first be determined in the foreign currency of the country in which the Products are licensed or sublicensed, then converted into equivalent United States dollars. The exchange rate will be the United States dollar buying rate quoted in the Wall Street Journal on the last day of the reporting period.

1.3	Interpretation Not Affected by Headings or Party Drafting

The division of this Agreement into articles, sections, paragraphs, subparagraphs and clauses and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The terms “hereof”, “herein”, “hereunder” and similar expressions refer to this Agreement hereto and not to any particular article, section, paragraph, clause or other portion hereof and include any agreement or instrument supplementary or ancillary hereto. The Parties acknowledge that their respective legal counsel have reviewed and participated in settling the terms of this Agreement and the Parties hereby agree that any rule of construction to the effect that any ambiguity is to be resolved against the drafting Party shall not be applicable in the interpretation of this Agreement.

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1.4	Inclusive Language

The words “include”, “includes” and “including” and other derivations thereof shall be read as if followed by the phrase “without limitation”.

1.5	Number and Gender

In this Agreement, unless there is something in the subject matter or context inconsistent therewith: (a) words in the singular number include the plural and such words will be construed as if the plural had been used; (b) words in the plural include the singular and such words will be construed as if the singular had been used; and (c) words importing the use of any gender include all genders where the context or Party referred to so requires, and the rest of the affected sentence will be construed as if the necessary grammatical and terminological changes had been made.

1.6	Statutory References

In this Agreement, unless something in the subject matter or context is inconsistent therewith or unless otherwise herein provided, a reference to any statute is to that statute as now enacted or as the same may from time to time be amended, re-enacted or replaced and includes any regulations made thereunder.

Article II

GRANT OF RIGHTS

2.1	Subject to the terms of this Agreement, Frelii hereby appoints Genecor, and Genecor hereby accepts such appointment:

(a)	As Frelii’s independent, authorized sublicensor during the Term, with the exclusive right to market, license and distribute the Products to End-Users in Canada, and

(b)	To act, during the Term, as the exclusive independent sales representative of the Products to End-Users in Canada.

2.2	In exercising the rights granted to it under Section 2.1 hereof, Genecor may, with the prior written consent of Frelii, elect to engage additional subcontractors to assist in fulfilling Genecor’s obligations hereunder (each, a “Subcontractor”). Genecor shall enter into a written agreement with each Subcontractor, in a form to be approved in advance by Frelii, requiring that such Subcontractor comply with all applicable terms and conditions of this Agreement, and naming Frelii as an intended third party beneficiary of such written agreement. Notwithstanding anything herein to the contrary, Genecor shall bear full responsibility for any acts or omissions of any Subcontractor, and the engagement by Genecor of any Subcontractor shall in no way relieve Genecor of any duty, obligation, or liability set forth in or arising out of this Agreement. Genecor shall not grant any rights of exclusivity to any Subcontractor without the express prior written consent of Frelii.

2.3	During the Term, Frelii will not, directly or indirectly, permit, license or appoint any other person, firm, business entity, corporation or other third party (“Third Party”) (i) to license, market or distribute the Products to End-Users in Canada, or (ii) to act as a sales representative of the Products to End-Users in Canada.

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2.4	If Frelii receives notice from Genecor that a Third Party is (i) licensing, marketing or distributing the Products to End-Users in Canada, or (ii) acting as a sales representative of the Products to End-Users in Canada, Frelii shall immediately notify such Third Party to forthwith cease and desist from engaging in such activities in Canada. Frelii shall take such steps or legal proceedings as it deems reasonably necessary or advisable, as determined in its sole discretion.

2.5	Frelii agrees that throughout the Term, Frelii shall use its commercially reasonable efforts to direct all legitimate inquiries from within Canada with respect to the Products, which may come directly to it, to Genecor for completion of such licenses.

2.6	Genecor agrees that neither Frelii nor anyone acting on its behalf or purporting to represent it have made any representations or agreements to induce it to enter into this Agreement. No representations have been made concerning prospects for successful operations, the level of business or profits that Genecor might reasonably expect, or similar matters, all of which Genecor acknowledges are dependent upon variables beyond Frelii’s control, including, without limitation, the ability, motivation, and amount and quality of effort expended by Genecor. Genecor hereby releases Frelii, its affiliates, officers, directors, employees or agents from any claims, suits or demands related to any such representations or risk of operations of the business. Specifically, Genecor agrees that Frelii has made no guarantees or representation that: (i) it will find customers or locations for Genecor, or (ii) it will purchase products or services from Genecor, or (iii) Genecor will or may derive income of any particular level or will provide a program which will enable Genecor to derive income of any particular level, or (iv) that it will provide a marketing plan for Genecor, or (v) that there is a market for the Products.

Article III

GENECOR OBLIGATIONS

3.1	With respect to the rights granted it under Section 2.1(a), Genecor shall order the DNA kits directly from Frelii by submitting written or electronic purchase orders, signed or otherwise authorized by an authorized representative of Genecor (each, an “Order”). Each Order must designate the Products and quantity desired, applicable price, and requested delivery dates. An Order is binding for both Parties when Frelii has accepted the Order by either sending an e-mail or other writing, or by making the Products available to Genecor. Frelii shall provide to Genecor its list of products and update thereto on a timely basis.

3.2	Genecor shall, in good faith:

(a)	Market, advertise, promote, and sublicense or solicit for license, as the case may be, the Products to End-Users in the Territory consistent with good business practice, in each case using its commercially reasonable efforts to maximize the volume of the Products licensed;

(b)	Initiate and attend calls and meetings with prospective and existing customers;

(c)	Have sufficient knowledge of the industry and products competitive with the Products (including specifications, features and benefits) so as to be able to explain in detail to the End-User (i) the differences between the Products and competing products, and (ii) information on standard protocols and features of the Products;

(d)	Promptly inform Frelii of any legal requirements in the Territory relating to the use or distribution of the Products or marketing materials;

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(e)	Market, advertise, promote, sublicense and solicit for license the Products and conduct business in accordance with Applicable Law, and in a manner that reflects favorably at all times on the Products and the good name, goodwill, and reputation of Frelii;

(f)	Provide, at its own cost and expense, adequate End-User support as more specifically set forth in Section 3.5; and

(g)	Promptly (i) notify Frelii of any complaint or adverse claim about any Product or its use of which Genecor becomes aware, and (ii) diligently resolve, at its expense and to Frelii’s reasonable satisfaction, such complaint or adverse claim. In connection with the foregoing, Frelii agrees to provide to Genecor, [at no additional cost], any data reasonably available on Frelii’s systems and that is required by Genecor for the research and resolution of such complaints and adverse claims.

(h)	Genecor has agreed it may assist in capital funding initiatives for Frelii. Any capital raised will be invested directly into Frelii will be taken into consideration when developing targets for the ensuing business plan. For added clarity, the capital raised will be grossed-up proportionately to offset the volume targets established by the parties. Genecor shall be entitled to participated in the capital raised commensurate to the equity investment held by Frelii at that time.

3.3	Notwithstanding anything to the contrary in this Agreement, neither Genecor nor its representatives, Subcontractors, affiliates, agents, or personnel will:

(a)	Make any representations, warranties, guarantees, service level commitments, indemnities, similar claims, or other commitments (i) actually, apparently, or ostensibly on behalf of Frelii; or (ii) with respect to the Products, that are in addition to or in any way inconsistent with any then-existing representations, warranties, guarantees, service level commitments, indemnities, similar claims, or other commitments in this Agreement or any written documentation provided by Frelii to Genecor;

(b)	Attempt, in any way, to circumvent the revenue sharing provisions of Article VII, or to hide, re-direct, disguise, obscure, withhold, omit, mischaracterize, or in any way seek to exclude from inclusion in “Gross Revenue” any compensation Genecor may receive, in any form, in connection with this Agreement;

(c)	Engage in any unfair, competitive, misleading, or deceptive practices respecting Frelii, Frelii’s trademarks or the Products, including any product disparagement;

(d)	Remove, translate, or in any way modify the contents or documentation of any Software, including, without limitation, any end user license agreement or warranty statements; or

(e)	Subject to Section 2.2, hereof, sell, either directly or indirectly, or assign or transfer, any Products to any person or entity when Genecor knows or has reason to suspect that the person or entity may sublicense any or all of the Products to a Third Party.

3.4	Genecor shall be responsible for, and shall promptly provide at its own cost and in accordance with industry standards, all direct End-User support, including, without limitation, implementation and configuration services, technical support, Product trainings, and general Product information. Notwithstanding the foregoing, Frelii agrees to provide to Genecor, employee training and consultation services with respect to complex technical questions.

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3.5	With respect to the exercise of the rights granted to Genecor under Sections 2.1(a)(i) and 2.1(b)(i) hereof, and beginning on the date that is eighteen (18) months after the Effective Date, Genecor shall meet the Minimum Sales Quota of $1M. In the event Genecor fails to achieve the Minimum Sales Quota, Frelii shall have the right to convert the rights granted to Genecor pursuant to Sections 2.1(a)(i) and 2.1(b)(i) from exclusive to non-exclusive after giving a proper and agreed cured period not to be less than 6 months. This change in non-exclusivity will be on a country by country basis (e.g. only apply to the jurisdiction in which the Minimum Sales Quota was not achieved). The Minimum Sales Quota may be modified or amended from time to time by written agreement of the Parties. To avoid any potential disagreement, the parties agree to hold joint business planning sessions to develop, monitor and achieve Sales Quota targets.

3.6	Notwithstanding anything to the contrary herein, Genecor is prohibited from selling or licensing, or soliciting for sale or license, the Products to any known or suspected competitor of Frelii. Frelii shall have the absolute right to deny or void, at its discretion and with no liability to Genecor, any transaction proposed or contemplated in connection with this Agreement, the effect of which would be the provision, or possible provision, of Products to any competitor of Frelii. Genecor shall ensure that any written agreement entered into between Genecor and any End-User, Subcontractor, or other third party with respect to the Products, contains language (i) prohibiting the provision or transfer of Products to any competitor or suspected competitor of Frelii, (ii) granting to Frelii and Genecor an absolute termination right for any breach of such restriction, and (iii) naming Frelii as an intended third party beneficiary under such agreement.

3.7	Genecor shall comply with all Applicable Laws in performance of its obligations hereunder. As between Genecor and Frelii, Genecor shall be solely and absolutely responsible for compliance with local laws and regulations in the marketing, advertising, promotion, sale, and sublicensing, and the solicitation for sale and licensing, of the Products. Genecor will suggest to Frelii such updates to the Products as is necessary to comply with local law, and Genecor agrees to reimburse Frelii for the cost of making any such updates. Frelii disclaims any and all responsibility for legal compliance in the International Territory.

Article IV
LICENSES

4.1	Subject to the terms of this Agreement and for the sole and exclusive purpose of exercising the rights granted to it pursuant to Section 2.1(a), Frelii grants to Genecor (i) a limited, personal, non-exclusive, non-transferable, revocable right to distribute the licenses of the Products to End-Users, subject to the End-User License Agreement, and (ii) a limited, royalty-free, non-exclusive, non-transferable, revocable license to distribute the then-current, generally available Documentation (to the extent such exists) to End-Users in conjunction with the distribution of the applicable ordered Products, solely for the purpose of supporting the End-User’s use of the applicable ordered Products.

4.2	From time to time, Frelii may provide Genecor (in connection with the rights granted to Genecor pursuant to Section 2.1) with demonstration materials, including without limitation, prototypes of the Products, technical manuals, software, Documentation or materials (“Demonstration Materials”), to be provided to prospective customers for the purpose of evaluating the Products. Frelii hereby grants to Genecor a limited, personal, non-exclusive, non-transferable, revocable right to use the Demonstration Materials to demonstrate the Products to prospective customers in strict accordance with all of the terms of this Agreement and solely to the extent necessary to fulfill the purposes of this Agreement. Except where Demonstration Materials disclosed contain only publicly available information, prior to the disclosure of any Demonstration Materials to a prospective customer, Genecor shall require such prospective customer to execute a non-disclosure agreement in a form reasonably satisfactory to Frelii.

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4.3	The rights granted to Genecor with respect to the Products and Documentation are that of a license only. No title to, or ownership of, the Products or Documentation is transferred to Genecor. As between Genecor and Frelii, Frelii shall at all times be and remain the sole and exclusive owner of all Frelii Property. Frelii shall be under no obligation to update or modify the Products or Documentation in any way. In providing the Products and Documentation hereunder, Frelii does not and shall not be deemed to transfer to Genecor or End-User any intellectual property rights therein, whether as “work-for-hire” or otherwise, other than the right to use the same in accordance with this Agreement. Should Genecor be deemed to acquire any ownership interest in the Products or Documentation or any other Frelii Property, Genecor hereby assigns, grants and conveys to Frelii all right, title and interest in and to any and all such Products, Documentation or other Frelii Property. Genecor will execute and deliver to Frelii such further assignments and take all such further actions as Frelii may reasonably request to effect or evidence the assignment to and vesting in Frelii of all such rights. All rights not expressly granted to Genecor under this Agreement are reserved by Frelii. Genecor shall reproduce and include copyright and other proprietary notices on and in any copies, including but not limited to partial, physical or electronic copies of Products and/or Documentation.

4.4	Except for the licenses expressly granted to Genecor hereunder, no rights are granted and none shall be implied. Genecor shall not, nor shall it permit any third party to: (i) cause or permit the copying or reproduction of the Products or Documentation; (ii) translate, adapt, enhance, supplement, vary or modify the Product or Documentation; (iii) disclose the Product or Documentation to any third party; (iv) use or access the Products or Documentation to build or support, and/or assist a third party in building or supporting and services competitive to Frelii; (v) remove any proprietary notices or labels from the Products or Documentation; (vi) disassemble, decompile or reverse engineer the Products or create any derivative works based thereon; or (vii) lease or enter into any time share, outsourcing, or service bureau arrangement with respect to the Products.

4.5	In its exercise of its rights under Section 4.1, Genecor may, upon the prior written approval of Frelii and subject to any reasonable Frelii policies, market, advertise, promote, sublicense or solicit for license the Products under its own name, brand, and trademarks; provided, however, any and all such activities shall be and remain subject to the terms and conditions of this Agreement.

4.6	All Product licenses granted herein are for use of object code only. Genecor shall not, without Frelii’s prior written consent (i) use Products in a service bureau, application service provider or similar capacity; or (ii) disclose to any third party the results of any comparative or competitive analyses, benchmark testing or analyses of Frelii Products performed by or on behalf of Genecor or End-Users.

4.7	Genecor shall not, without the prior, express written consent of Frelii, incorporate any portion of the Frelii Property, including but not limited to the Products, in any Genecor products or services.

4.8	In connection with the licenses granted herein, Frelii agrees to:

(a)	Issue, from time to time and in its sole discretion, updates, revisions, improvements, modifications, enhancements, bug fixes, patches or other error corrections with respect to the Products or the Frelii platform as necessary to maintain the Products and to facilitate proper functioning thereof;

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(b)	Provide hosting services with respect to the Products; provided that Frelii reserves the right to bill Genecor or the End-User (and Genecor agrees to pay or to require the End-User to pay, as the case may be) a reasonable fee for such hosting services; Frelii and Genecor acknowledge that providing such hosting services may require or be conditioned on the execution of a separate hosting agreement; It is hereby agreed that until such time that Genecor has established sufficient volumes, Frelii will provide all hosting services and support. Parties agree to discuss SLA’s and execute a separate agreement with duties and responsibilities or each party.

(c)	Provide Genecor employee training and consultation services with respect to complex technical questions in accordance with the provisions of Section 3 hereof; and

(d)	Provide customization and implementation services, provided that the terms (including compensation) for the provision of such customization and implementation services shall be negotiated on a case-by-case basis by the Parties, and shall in each case be memorialized in a separate, executed statement of work.

Article V

WARRANTIES

5.1	Frelii makes no representations or warranties whatsoever with respect to the Products, Documentation, or Demonstration Materials, or any services rendered by it hereunder, except to the extent explicitly provided in the End-User License Agreement. Frelii’s entire liability and Genecor’s and any End-User’s exclusive remedies with respect to the Frelii representations and warranties shall be as set forth in the End-User License Agreement.

5.2	THE WARRANTIES, IF ANY, IN THIS SECTION 5 CONCERNING THE PRODUCTS ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THIS AGREEMENT OR THE PRODUCTS. FRELII (INCLUDING ITS SUPPLIERS) MAKES NO OTHER EXPRESS OR IMPLIED WARRANTIES, OR CONDITIONS WRITTEN OR ORAL. INSOFAR AS PERMITTED UNDER APPLICABLE LAW, ALL OTHER WARRANTIES ARE SPECIFICALLY EXCLUDED, INCLUDING ANY IMPLIED WARRANTIES OR CONDITIONS ARISING BY STATUTE, COURSE OF DEALING, OR USAGE OF TRADE, INCLUDING BUT NOT LIMITED TO IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT.

Article VI
DEVELOPMENT

6.1	Licensing.

(a)	It is acknowledged that the sale of the Products in the Territory may need to be registered or licensed as contemplated under the Regulations and pursuant to the laws of other jurisdictions in the Territory, and Genecor shall be responsible for obtaining all such requisite approvals and licenses.

(b)	Frelii agrees that it will provide reasonable assistance to Genecor in preparing the necessary items to submit an application from Genecor to Health Canada and other Regulatory Authorities to obtain all necessary approvals permitting Genecor to market, advertise, promote, and sublicense or solicit for license, as the case may be, the Products (the “Genecor Initial Application”) in the Territory and, subject to and in accordance with all Applicable Laws and the Regulations.

(c)	Genecor shall be responsible for all costs, expenses and fees payable: (i) to third-party consultants which have been sourced and hired in relation to the Genecor Initial Application; (ii) to any Governmental Authority in respect of the Genecor Initial Application; and (iii) otherwise payable to complete and submit the Genecor Initial Application.

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Article VII
PAYMENT TERMS

7.1	Fees

7.1.1	Profit Participation

(a)	Unless otherwise agreed to by the Parties in writing, Frelii shall earn 25% (Twenty Five Percent) of all Normalized Net Income generated by Genecor in Canada. Normalization adjustments shall be defined and agreed upon by the parties on an annual basis. Payments of the foregoing shall be made as follows:

(i)	Within15 calendar days after the close of each Month, Genecor shall deliver to Frelii a Sublicensing Report in the form specified in Section 7.2 below, and (y) any Sublicensing Payment Transfers due by Genecor to Frelii as set forth in such Sublicensing Report.

7.1.2	License Fee

(b)	A USD 750,000 one time license fee shall be paid by Genecor or its parent to Frelii within the terms as agreed in the binding term sheet dated December 17, 2019.

7.2	Profit Participation Payments.

(a)	Financial Statements.

	(i)	On a monthly basis, Genecor shall furnish to Frelii financial statements, including Profit and Loss and Balance Sheet no later than 15 days

	(ii)	On a quarterly basis, Genecor shall furnish to Frelii U.S. GAAP financial statements, including Profit and Loss, Balance Sheet, Cashflow Statement and other reports that may be reasonably required to support Frelii’s public disclosure requirements or auditor requests.

7.3	Confidentiality

Any and all information, data or reports supplied by a Party pursuant to the provisions of this Article VII shall be treated as such Party’s Confidential Information.

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7.4	Payment Method.

Unless otherwise agreed by the Parties, all amounts due under this Agreement will be paid by wire transfer in immediately available funds to accounts designated in writing by the Parties.

7.5	Taxes

(a)	All payments hereunder shall be exclusive of any taxes eligible thereon including. Any such taxes shall be borne solely by the payor and Genecor shall pay any taxes owing to Frelii simultaneously with, and in addition to, any other payments contemplated by this Agreement, if eligible.

(b)	Subject to any Applicable Laws, the Parties shall cooperate with each other to minimize each other’s applicable taxes and each Party shall use its commercially reasonable efforts to provide the other Party with any reasonable certificates or documents which are useful for such purpose.

7.6	International Rights

(a)	This agreement grants licensing Rights for International Territory. Both parties agree that if Genecor or Frelii is approached by a third party looking to acquire the rights for a territory, Genecor will act as the lead negotiating party.

(b)	Licensing Rights for International Territory. Frelii agrees that it will not sell or issue or agree to sell or issue Licensing Rights for any International Territory. It further agrees to allow Gencor to facilitate the granting of licensing rights of the International Territory. Frelii and Genecor shall own any International Territory rights equally.

(c)	Any expansion of Genecor outside of Canada will be in the form of a Joint venture structure through the formation of a new entity on a country by country basis. Each party will be entitled to participate equally unless otherwise agreed and have a joint and equal say with respect to matters relating to strategy, governance and operations. The same rights, privileges , duties and responsibilities will deem to apply unless otherwise agreed. Parties agree that depending on local law and rules some modification may be required, otherwise it is understood the spirit and intent of all provisions in the agreement are intended to apply and remain in force for the duration of the licensing agreement.

7.7	Genecor Board of Directors

During the Term hereof, Frelii shall have the authority to appoint no less than 2 of the number of Directors constituting Genecor’s Board of Directors, as the size of such Board of Directors may be modified from time to time.

Frelii Board of Directors

During the Term hereof, Genecor shall have the authority to appoint no less than 1 of the number of Directors constituting Frelii’s Board of Directors, as the size of such Board of Directors may be modified from time to time.

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Article VIII
RECORDS AND AUDIT RIGHTS

8.1	Record Retention.

(a)	Genecor will maintain complete and accurate books, records and accounts that fairly reflects all amounts and information to be disclosed in a Sales Report and all of Genecor’s activities related to this Agreement, in sufficient detail to confirm the accuracy of any payments required hereunder, including:

	(i)	such documents, Records and other information required by Applicable Law and the provisions of this Agreement;

	(ii)	detailed, accurate, complete and current financial Records regarding the sale of Products during the Term, including the Sales Reports;

	(iii)	such other additional documents, books, Records and other information as may be mutually agreed to in writing from time to time by the Designated Representatives of the Parties.

(b)	Genecor shall retain accurate and complete copies of all Records for such period of time: (i) as required by Applicable Law; or (ii) until five years after the expiration or termination of this Agreement, whichever is greater. Notwithstanding the foregoing, Genecor confirms, acknowledges and agrees that it shall, and shall cause each of their respective Affiliates and representatives to, retain accurate and complete copies of all financial Records relating to Products or this Agreement until five years after the date that all payments which are payable pursuant to the provisions of this Agreement have been paid in full (the “Retention Period”).

(c)	At any time, and from time to time, during the Term and the Retention Period, Frelii may make a written request for a copy of the Records created and maintained by Genecor (a “Records Request”). Genecor shall provide the requested Records as soon as reasonably practicable after the date of its receipt of the Records Request and, in any event, no later than 30 calendar days after its receipt of the Records Request. For greater certainty, a Records Request shall not be considered an Audit for the purposes of this Agreement.

8.2	Audit Rights.

(a)	During the Term and for a period of six (6) months thereafter, Frelii shall have the right at its sole cost and expense to inspect the books and records of Genecor (including the Records) in respect of all matters pertaining to this Agreement (each an “Audit”) upon request, acting reasonably, and as may be mandated by a Regulatory Authority or Applicable Laws.

(b)	With respect to each Audit:

(i)	Frelii shall provide Genecor with 15 calendar days prior written notice of its intention to conduct such Audit unless Frelii determines, in its reasonable discretion, that a shorter notice period is required;

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(ii)	to the extent permitted by Applicable Laws, Genecor shall provide Frelii and its external advisors with reasonable access, during normal business days and hours, to Genecor’s place of business, its books and records (including the Records), and the Designated Representative of Genecor for the purposes of conducting the Audit;

(iii)	Frelii confirms and acknowledges that Frelii and its external advisors will at all times be accompanied by a representative of Genecor;

(iv)	the Audit shall be conducted as efficiently as possible and with as little disruption to the business operations of Genecor as reasonably possible;

(v)	as a condition precedent to the obligation of Genecor to grant Frelii’s external advisors access to Genecor’s premises and books and records (including the Records), such external advisors must first execute a confidentiality agreement in favor of Genecor in a form reasonably satisfactory to Genecor which provides for obligations of confidentiality which are substantially similar to the obligations of confidentiality provided for in Section 12.1; and

(vi)	all costs and expenses incurred by Frelii in connection with such Audit shall be for the sole account of Frelii, provided that if such Audit reveals an Underpayment which is greater than five percent (5%), Genecor shall reimburse Frelii for such costs and expenses promptly upon presentment of an invoice therefor.

(c)	The results of each Audit (each an “Audit Report”) shall be provided by Frelii to the Designated Representative of Genecor within seven calendar days after receipt by Frelii. With respect to each Audit Report, the Designated Representatives of the Parties shall meet (in person or by telephone) within 30 calendar days of the provision of the Audit Report to the Designated Representative of Genecor in order to discuss the findings of the Audit Report.

(d)	If the Designated Representatives of the Parties mutually agree on the findings set out in the Audit Report, then: (i) any underpayment of any fees or other payments which are payable by Genecor pursuant to the provisions of this Agreement during the audited period (each an “Underpayment”) shall be promptly paid by Genecor to Frelii in immediately available funds; (ii) any overpayment of any fees or other payments which are payable by Frelii pursuant to the provisions of this Agreement during the audited period (each an “Overpayment”) shall be set-off against any outstanding or future payments to Frelii; and (iii) the Designated Representatives of each Party shall take such other actions as are reasonably necessary to address any other item, dispute or deficiency set out in the Audit Report.

8.3	Confidentiality.

Each Party will treat all information subject to review under this Article VIII in accordance with the confidentiality provisions of Article XII below.

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Article IX
DESIGNATED REPRESENTATIVES

9.1	Designated Representative.

(a)	Each Party shall appoint a representative that will have general oversight and management responsibility for the general administration of this Agreement and to whom the questions and concerns of each Party with respect to the rights, obligations and performance of this Agreement (each such person a “Designated Representative”) shall be directed in the first instance. For greater certainty, each Designated Representative shall have decision-making authority and the ability to bind his or her respective Party. As at the Effective Date the Designated Representatives of each Party are as follows:

Genecor:	Tejas Shah, Director or then-current CEO, as the case may be

Frelii:	Ian Jenkins, or then-current CEO, as the case may be

Each Party may change its Designated Representative upon five business days’ prior written notice of such change to the other Party.

(b)	The Designated Representatives of each Party shall:

	(i)	meet at least once during each Calendar Quarter, or otherwise as may be mutually agreed by the Parties;

	(ii)	generally review the performance of this Agreement and facilitate the cooperation of the Parties in the performance of this Agreement;

	(iii)	maintain the Records as contemplated by Article VIII;

	(iv)	perform those obligations designated in this provisions of this Agreement as responsibilities of the Designated Representatives;

	(v)	have overall responsibility for the consideration of any proposed amendment or modification to this Agreement, including, without limitation, any Change of Law Amendment; and

	(vi)	have such other responsibilities and obligations or perform such other duties as are expressly contemplated by this Agreement or as the Parties may mutually agree in writing from time to time.

Article X
REPRESENTATIONS AND WARRANTIES

10.1	Mutual Representations and Warranties.

Each Party hereby represents and warrants to and in favor of, and covenants with, the other Party as follows, and acknowledges that the other Party is relying upon the following representations, warranties and covenants in connection with its execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereunder:

(a)	the Party is a corporation validly formed and existing in good standing under the laws of its jurisdiction of formation;

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(b)	the Party has all necessary power, authority and capacity to enter into this Agreement and to perform its obligations under this Agreement. The execution, delivery and performance of this Agreement has been duly authorized by all necessary action of the Party. This Agreement has been duly and validly executed by the Party, and constitutes a valid and binding obligation of the Party enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors generally and by general principles of equity, regardless of whether asserted in a proceeding in equity or law;

(c)	the authorization of, execution and delivery of, and the performance by the Party of its obligations under, this Agreement and every other agreement or document to be entered into or delivered hereunder, will not constitute or result in the violation or breach of or default under, or cause the acceleration of, any obligations of the Party under:

(i)	any term or provision of the articles, by-laws or other organizational documents of the Party;

(ii)	the terms of any material agreement (written or oral), indenture, instrument or understanding or other obligation or restriction to which the Party is a party or by which it is bound, except as would not reasonably be expected to have a material adverse effect on the Party’s ability to perform its obligations under this Agreement;

(iii)	any Applicable Law or consent or approval issued by a Governmental Authority, except as would not reasonably be expected to have a material adverse effect on the Party’s ability to perform its obligations under this Agreement; or

(iv)	any term or provision of any order of any court applicable to the Party, except as would not reasonably be expected to have a material adverse effect on the Party’s ability to perform its obligations under this Agreement;

(d)	except as contemplated by Article VI, no consent or approval of any Governmental Authority, or filing with or notice to, any Governmental Authority, court or other Person, is required in connection with the execution, delivery or performance of this Agreement by the Party, except for any such consent, approval, filing or notice that would not have a materially adverse effect on the Party’s ability to perform its obligations under this Agreement;

(e)	there are no actions, suits or proceedings, judicial or administrative (whether or not purportedly on behalf of the Party) pending, or to the best of the knowledge of the Party after due inquiry, threatened against or affecting the Party at law or in equity, or before or by any court or other Governmental Authority, domestic or foreign, that would materially adversely affect the Party’s ability to perform its obligations under this Agreement; and

(f)	there are no Bankruptcy Proceedings pending or being contemplated by the Party or, to the best of its knowledge after due inquiry, threatened against or affecting the Party.

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Article XI
LIMITATION OF LIABILITY

11.1	No Indirect Damages.

Except in the case of a willful or fraudulent misrepresentation under Article X, in no event shall either Party be liable to the other or any of its Affiliates for any consequential, incidental, indirect, special, punitive or exemplary damages (including, without limitation, lost profits, business or goodwill) suffered or incurred by such other Party or its Affiliates, whether based upon a claim or action of contract, warranty, negligence or tort, or otherwise, arising out of this Agreement

11.2	Limitation on Damages.

FRELII’S TOTAL LIABILITY AND GENECOR’S SOLE AND EXCLUSIVE REMEDY FOR ANY CLAIM OF ANY TYPE WHATSOEVER, ARISING OUT OF THE PRODUCTS, DOCUMENTATION, DEMONSTRATION MATERIALS, OR OTHER SERVICES PROVIDED HEREUNDER SHALL BE LIMITED TO PROVEN DIRECT DAMAGES CAUSED BY FRELII’S SOLE NEGLIGENCE IN AN AMOUNT NOT TO EXCEED IN US DOLLARS THE SUM PAID BY GENECOR OR THE APPLICABLE OTHER PARTY FOR THE SPECIFIC PRODUCT WHICH IS THE SUBJECT OF THE CLAIM OF DAMAGE.

Article XII
CONFIDENTIALITY

12.1	Confidential Information

(a)	The Parties shall treat all Confidential Information as confidential and may not either disclose Confidential Information or use it other than for bona fide purposes connected with this Agreement without the prior written consent of the other Party to this Agreement, except that consent is not required for disclosure to:

	(i)	an Affiliate of a Party or their respective directors, officers, or employees, as long as they in turn are required to treat the Confidential Information as confidential on terms substantially the same as those set out in this Section 12.1;

	(ii)	accountants, professional advisers and bankers and other lenders, whether current or prospective, as long as they are subject to statutory professional secrecy rules or similar legal concepts under Applicable Laws or, in turn, are required to treat the Confidential Information as confidential on terms substantially the same as those set out in this Section 12.1;

	(iii)	any Governmental Authority having jurisdiction over a Party, to the extent legally required, and then only after, to the extent permitted by law, informing the other Parties thereof and, to the extent possible, with sufficient notice in advance to permit the other Parties to seek a protective order or other remedy;

	(iv)	any person to the extent required by any Applicable Laws, judicial process or the rules and regulations of any recognized stock exchange, and then only subject to prior consultation with the other Party; or

	(v)	any intended assignee of the rights and interests of a Party under this Agreement or to a person intending to acquire an interest in a Party to this Agreement as long as the intended assignee or acquirer in turn is required by that Party to treat the Confidential Information as confidential in favor of the other Party on terms substantially the same as those set out in this Section 12.1.

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12.2	Irreparable Harm

Each Party acknowledges and confirms that the actual or threatened breach of a Party’s obligations of confidentiality set out herein shall cause the non-breaching Party immediate and irreparable harm and such non-breaching Party shall be entitled to seek, subject to Section 16.10, immediate injunctive relief, without need to post bond, restraining the breaching Party from such breach or threatened breach, in addition to any other remedies available to it in law or equity.

12.3	Public Statements

No public announcement or statement concerning the execution and delivery of this Agreement and the transactions contemplated by this Agreement shall be made by a Party, its Affiliates or their respective directors, officers, employees or shareholders without the prior written consent of the other Party (in each such case such consent not to be unreasonably withheld or delayed) unless such disclosure is required by Applicable Law, a recognized stock exchange or a Governmental Authority and, in such circumstances, subject to prior consultation with the other Party. Notwithstanding the foregoing, if at any time during the Term there is a mandatory or voluntary recall of a Product or a “serious adverse reaction” (as that term is defined in the Regulations) by any person to the Product, the Parties shall consult with one another prior to releasing any public announcement or statement concerning the foregoing.

Article XIII
INDEMNIFICATION

13.1	Mutual Indemnification

(a)	Subject in all cases to the limitations of liability expressly set out in this Agreement, each Party (each, an “Indemnifying Party”) agrees to indemnify, defend or hold harmless the other Party, its Affiliates and each of their respective officers, directors, employees, agents, representatives, successors, and assigns (each, an “Indemnified Party”) from any and all Losses arising from or in connection with any of the following:

	(i)	any material inaccuracy of any representation or warranty given by the Indemnifying Party in this Agreement or any agreement, instrument or document executed in connection with this Agreement;

	(ii)	any material breach by the Indemnifying Party of any covenant or provision of this Agreement, including any breach by the Indemnifying Party that was caused by or contributed to by any act or omission of its Affiliates, and their respective officers, directors, employees, agents, representatives, successors, and assigns; and

	(iii)	the failure of the Indemnifying Party, its Affiliates, and their respective officers, directors, employees, agents, representatives, successors, and assigns to comply with Applicable Law in the performance of its obligations hereunder.

(b)	In addition, subject in all cases to the limitations of liability expressly set out in this Agreement, the Genecor Indemnifying Party agrees to indemnify, defend or hold harmless the Frelii Indemnified Party from any and all Losses arising from or in connection with (i) any defect or deficiency related to any combination of the Products with a product of Genecor, including any Losses arising from or in connection with any adverse reaction experienced by any person to a Genecor product, and (ii) the acts or omissions of any Subcontractor.

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13.2	Conditions to Indemnity.

Each Party’s agreement to indemnify and hold the other harmless is conditioned upon the Indemnified Party: (a) providing written notice to the Indemnifying Party of any claim, demand or action arising out of the indemnified activities within 30 calendar days after the Indemnified Party has knowledge of such claim, demand or action; (b) permitting the Indemnifying Party to assume full responsibility to investigate, prepare for and defend against any such claim or demand; (c) assisting the Indemnifying Party, at the Indemnifying Party’s reasonable expense, in the investigation of, preparation of and defense of any such claim or demand; and (d) the Indemnifying Party not compromising or settling such claim or demand without the Indemnified Party’s prior written consent, unless such settlement includes as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party a complete release from all liability in respect of such claim or litigation; provided, however, that, if the Party entitled to indemnification fails to promptly notify the Indemnifying Party pursuant to the foregoing clause (a), the Indemnifying Party shall only be relieved of its indemnification obligation to the extent it is prejudiced by such failure and provided further that the Indemnified Party is not obligated to notify the Indemnifying Party of claims, demands and/or actions made directly against the Indemnifying Party only. Notwithstanding the foregoing, if in the reasonable judgment of the Indemnified Party, such suit or claim involves an issue or matter which could have a materially adverse effect on the business, operations or assets of the Indemnified Party, the Indemnified Party may waive its rights to indemnity under this Agreement and control the defense or settlement thereof, but in no event shall any such waiver be construed as a waiver of any indemnification rights such Indemnified Party may have at law or in equity.

13.3	Insurance.

Each Party shall maintain, at its own cost, comprehensive product liability insurance and general commercial liability insurance and Genecor shall maintain manufacturer’s errors and omissions insurance, each in an amount of not less than $1,000,000. Such insurance shall be with a reputable insurance company and where reasonably possible (taking into account the availability of such insurance) shall be maintained for not less than six years following the expiry or termination of this Agreement.

Article XIV
CHANGE IN LAW

14.1	Change in Law

(a)	The Parties acknowledge and confirm that the business of marketing, advertising, promoting, sublicensing or soliciting for sale of Products is subject to extensive regulation and Applicable Law. The Parties have attempted to structure their relationship pursuant to this Agreement in compliance with all Applicable Law. However, if, at any time during the Term, (i) there is discovered to be a compliance failure by a Party with respect to then-current Applicable Law, or (ii) there is any change in any Applicable Law with which a Party is required to comply and, as a result of such compliance or in order to rectify non-compliance, as the case may be, such Party is no longer able to comply with one or more provisions of this Agreement (each such change, a “Change of Law”) the affected Party shall promptly notify (a “Change of Law Notice”) in writing the non-affected Party of the Change of Law and any such notice shall contain a description of the Change of Law (with supporting documentation), the exact obligations under this Agreement which the affected Party is delayed or prevented from performing as a result of such Change of Law (the “Affected Obligations”).

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(b)	Upon delivery of a Change of Law Notice, the Designated Representatives of each Party will meet within 10 calendar days and, in good faith, use their commercially reasonable efforts to agree on amendments to this Agreement necessary and appropriate to take account of the Change of Law, so that this Agreement may continue in force (a “Change of Law Amendment”). All Change of Law Amendments shall be agreed to by the Designated Representatives of the Parties no later than 30 calendar days from the date of the Change of Law Notice, or such later date as the Designated Representatives of the Parties may mutually agree in writing (the “Change Period”). Without limiting the generality of the foregoing, where a Change of Law Amendment would result in additional costs being incurred disproportionately by one Party, the Parties shall negotiate in good faith to ensure that the contractual arrangements remain beneficial to both Parties.

(c)	During the Change Period the obligation of the affected Party to perform the Affected Obligations shall be suspended and the affected Party shall not suffer or incur any liability to the non-affected Party or other person in connection with its delayed or non-performance of the Affected Obligations, provided that the affected Party has used and continues to use its commercially reasonable good faith efforts to minimize the impact of its delay or non-performance of the Affected Obligations, including cooperating and collaborating with the non-affected Party to impose interim procedures or workarounds to minimize the impact of its delay or non-performance of the Affected Obligations.

Article XV
TERM AND TERMINATION

15.1	Term.

This Agreement shall be for an initial term (the “Initial Term”) of 50 years commencing on the Effective Date. Following the expiry of the Initial Term, this Agreement shall automatically be renewed, for additional terms (the “Additional Terms”) of 5 years each, (the Initial Term and all Additional Terms being hereinafter collectively called the “Term”) unless either Party gives the other party notice, at least 60 days in advance of the next renewal date, of such Party’s intent to terminate this Agreement effective as of such renewal date.

15.2	Termination.

Each of Genecor or Frelii may terminate this Agreement immediately upon written notice to Genecor or Frelii as the case may be upon the occurrence of an Event of Default with respect to the other party and vice versa which is not cured within any applicable curative period as set out in section 15.3 hereof.

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15.3	Event of Default

The occurrence of any one or more of the following events shall constitute an “Event of Default” hereunder:

(a)	a Party is in breach of any payment obligation of this Agreement or any other agreement, document or instrument executed and delivered in connection therewith, and such breach is not cured within 30 calendar days of written notice from the non-defaulting Party to the defaulting Party;

(b)	a Party is in breach of any provision not relating to a payment obligation of this Agreement or any other agreement, document or instrument executed and delivered in connection therewith, and such breach is not cured within 60 calendar days of written notice from the non-defaulting Party to the defaulting Party;

(c)	a Party commits an act of fraud or is convicted of committing an indictable criminal offense, as determined by a court of competent jurisdiction;

(d)	a Party assigns or attempts to assign or transfers or attempts to transfer, by operation of law or otherwise, including by way of merger or amalgamation, this Agreement or any rights hereunder, other than in accordance with the provisions of this Agreement;

(e)	the commencement of any Bankruptcy Proceeding in respect of a Party and such Bankruptcy Proceeding is not abandoned within 90 calendar days of written notice from the non-defaulting Party;

(f)	in the case of Genecor, any violation of Sections 3.3(b) or 3.7; and

(g)	a Party commences dissolution, liquidation or winding-up proceedings and such proceedings are not abandoned within 30 calendar days of written notice from the non-defaulting Party.

15.4	Effect of Termination

(a)	In the event 15.3(e) (g), the following shall apply:

(i)	In the case of Frelii, Gencor shall immediately secure permanent ownership rights of the products, and technology, without limitation. For further clarity, Frelii shall immediately transfer ownership of all Intellectual Property related to Navii to Gencor.

(ii)	In the case of Gencor, Frelii shall immediately secure all rights for the contracts in force, and all non-secured assets.

(b)	Upon the termination or expiration of this Agreement, each Party shall promptly return to the other Party or destroy all Confidential Information of the other Party in the possession or control of the Party or its Affiliates and their respective officers, directors, employees, agents, Affiliates, representatives, successors or assigns, except such Confidential Information retained pursuant to applicable document retention policies and electronic backup systems.

(c)	All terms and conditions set forth herein that should by their nature survive termination (including, but not limited to, Sections 3.4, 3.6, 3.9, 4.3, 4.4, 4.6, 4.7, 5.1, 5.2, 7.1(a), 7.4-7.6, Article VIII, Articles X-XIII, Section 15.4, and Article XVI), and shall continue in full force and effect after any expiration or termination of this Agreement or any applicable Order.

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Article XVI
MISCELLANEOUS

16.1	Inurement.

This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors, legal representatives and permitted assigns.

16.2	Assignment and Change of Control.

(a)	Except as otherwise provided in Section 16.2(b) hereof, neither Party may assign this Agreement or its rights hereunder without the prior written consent of the other Party, which consent may not be unreasonably withheld or delayed; provided, however, that Frelii may assign this Agreement and its rights and obligations hereunder, without the need to obtain consent, to an Affiliate Party or to a successor in interest to substantially all of the business of Frelii to which the Agreement relates.

(b)	Notwithstanding anything herein to the contrary, Genecor shall not enter into any Change of Control, except with the prior written on consent of Frelii. Any breach by Genecor of its obligations under the preceding sentence shall constitute an Event of Default, which shall entitle Frelii to terminate this Agreement immediately upon notice to Genecor.

16.3	Compliance with Anti-Bribery Laws.

Genecor represents and warrants that it understands the US Foreign Corrupt Practices Act, the UK Bribery Act, the Council of Europe Criminal Law Convention on Corruption, the Council of Europe Civil Law Convention on Corruption, the European Union Convention Against Corruption Involving Officials, and the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions (collectively the “Anticorruption Laws”), and their applicability to conduct in the Territory. Genecor agrees not to cause Frelii to breach the Anticorruption Laws, and agrees to comply with the Anticorruption Laws as if they were applicable to Genecor. Genecor agrees to accurately record in its books and records any and all expenses related to Frelii business. Genecor represents that none of the officers, directors, shareholders, or beneficial owners of Genecor are government officials. All payments to Genecor by Frelii will be [by check or wire transfer and will be made payable to Genecor as provided for in this Agreement.] Genecor agrees to grant Frelii reasonable access to Genecor’s books and records and the right to audit them on a periodic basis, including if Frelii has reason to believe Genecor may have violated any of the Anticorruption Laws. The terms of this Agreement may be disclosed to the relevant government authorities, if deemed appropriate by Frelii in its sole discretion. Genecor agrees to disclose in advance to Frelii any future affiliation between Genecor and a government official. Genecor agrees to provide Frelii with periodic certifications, in a form and manner acceptable to Frelii, of compliance with the Anticorruption Laws as if Genecor were subject to those laws. Frelii may terminate this Agreement immediately upon notice to Genecor if Frelii has reason to believe that Genecor has breached any of the Anticorruption Laws. Genecor agrees to comply with United States and all applicable export laws, orders and regulations and obtain all necessary governmental permits, licenses and clearances.

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16.4	Setoff Permitted.

Notwithstanding anything herein to the contrary, and without prejudice to any other right or remedy it has or may have, Frelii may, at its option and without notice to Genecor, set off or recoup any liability Genecor owes to Frelii against any amounts payable to Genecor, whether the liability arises under this Agreement or otherwise.

16.5	Notices.

All notices or other communications that are required or permitted hereunder will be in writing and delivered personally with acknowledgement of receipt, sent by electronic mail (provided receipt is acknowledged), facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier as provided herein), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Frelii, to:

Frelii Inc.

722 W Shephard Lane, #102

Farmington, UT 84025

USA

Attention:           Ian Jenkins, CEO

If to Genecor, to:

1180 Aerowood Dr, Ste 201

Mississauga, ON L4W 1Y5

Canada

or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such communication will be deemed to have been given: (a) when delivered, if personally delivered; (b) on the business day (on the receiving end) after dispatch, if sent by nationally-recognized overnight courier (third business day if sent internationally); (c) on the third business day following the date of mailing, if sent by mail; and (d) on the first business day (on the receiving end) after being sent by facsimile or by if sent by electronic. It is understood and agreed that this Section 16.3 is not intended to govern the day-to-day business communications necessary between the Parties in performing their duties, in due course, under the terms of this Agreement.

16.6	Independent Contactors

The Parties are independent contractors. There is no relationship of partnership, joint venture, employment, franchise, or agency between the Parties. Within this document, any terms used to describe the Parties or the nature of their activities is purely for convenience, and not of legal significance. Neither Party shall have any power to bind the other Party or incur obligations on the other Party’s behalf without the other Party’s prior written consent. Neither Party shall represent itself in any way that implies that it is an agent, employee, joint venture, partner or Affiliate of the other Party. If any provision of this Agreement is deemed to create a franchise relationship between the Parties, then Frelii may immediately terminate this Agreement.

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16.7	Non-Competition

During the Term and for five (5) years after the termination of this Agreement for any reason, Genecor will not directly or indirectly, without the prior written consent of the Frelii, engage, invest in, manage, operate, finance, advise, render services to, or be contracted by any person or entity in the Territory engaged in business involving or related to the Field; provided, however, that Genecor may acquire or otherwise own less than 3% of the outstanding capital stock of a company that is listed on any national securities exchange.

16.8	Non-Solicitation.

During the Term and for five (5) years after the termination of this Agreement for any reason, Genecor shall not, directly or indirectly through another person or entity, (i) induce or attempt to induce any employee of Frelii or any of its Affiliates to leave the employ of Frelii or its Affiliates, or in any way interfere with the relationship between Frelii or its Affiliates and any employee thereof, (ii) be involved in hiring or hire or employ any person who is or was an employee of Frelii or its Affiliates during the six month period prior to the time of such hire, or (iii) call on, solicit or service any customer, supplier, licensee, licensor, franchisee or other business relation of Frelii or its Affiliates with whom Genecor did business or had contact during the Term for any business that competes with Frelii or any of its Affiliates, or in any way interfere with the relationship between any such customer, supplier, licensee, licensor, franchisee or business relation and Frelii or its Affiliates (including inducing such person or entity to cease doing business with Frelii or its Affiliates or making any negative statements or communications about Frelii or any of its Affiliates), other than as expressly instructed by Frelii during the Term, or in order to carry out Genecor’s duties to Frelii pursuant to this Agreement.

16.9	Severability.

Each of the provisions contained in this Agreement are distinct and severable and a declaration of invalidity or unenforceability of any such provision or part thereof by a court of competent jurisdiction shall not affect the validity or enforceability of any other provision hereof.

16.10	Governing Law.

This Agreement will be governed by and construed in accordance with the law of the State of Utah, U.S.A.

16.11	Dispute Resolution.

In the event of any dispute, controversy, or claim arising out of or relating to this Agreement, or the breach, termination or invalidity thereof, the Parties shall first, by mutual consent, select an independent mediator to mediate such dispute, controversy or claim, provided that such mediation will not be binding upon any of the Parties. In the event that the Parties are unsuccessful in resolving the dispute through mediation, a Party (the “Initiating Party”) may submit the dispute for binding arbitration in Salt Lake City, Utah, pursuant to an Expedited Arbitration Proceeding as follows. “Expedited Arbitration Proceeding” means a binding arbitration conducted under the expedited procedures provisions of the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) then prevailing in the area.

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(a)	The Initiating Party shall submit the dispute to arbitration by delivering notice (each such notice being herein called an “Arbitration Notice”) of its desire to the other Party (the “Responding Party”), which notice shall describe the dispute in question, indicate the provision(s) of this Agreement under which such dispute arose and appoint, and set forth, the name and address of, the person who will act as Arbitrator on the Initiating Party’s behalf in connection with the dispute in question.

(b)	The Responding Party, within 10 business days after its receipt of the Arbitration Notice, shall give notice to the Initiating Party, which notice shall appoint, and set forth the name and address of, a second Arbitrator with respect to the dispute in question (it being agreed that if (x) the Responding Party fails to appoint a second Arbitrator within such 10-business day period and (y) such failure continues for two business days after the Responding Party receives a notice of such failure from the Initiating Party, then the first Arbitrator may appoint such second Arbitrator).

(c)	If, within 20 business days (the “Discussion Period”) following the appointment of the second Arbitrator (however such second Arbitrator is appointed), the two appointed Arbitrators are unable to agree with respect to the issue to be determined, then the two Arbitrators shall, within five business days following the end of the Discussion Period, appoint, by written instrument delivered to both the Initiating Party and the Responding Party, a third Arbitrator with respect to the dispute in question (it being agreed that if the two Arbitrators fail to appoint a third Arbitrator within the aforesaid five-business day period, then either the Initiating Party or the Responding Party may apply to the AAA, or if the AAA refuses or fails to act, then to a court of competent jurisdiction in the State of Utah, for the appointment of such third Arbitrator) and the third Arbitrator alone shall be instructed to render a decision within eight business days of such appointment.

(d)	Frelii and Genecor shall each have the right to appear and be represented by counsel before the Arbitrators and to submit such data and memoranda in support of their respective positions in the matter in dispute as may be reasonably necessary or appropriate in the circumstances.

(e)	Each Arbitrator appointed under this 16.11 (whether by Frelii, Genecor or any other person(s), organization or court) shall not then be employed by Frelii, Genecor or any Affiliate of Frelii or Genecor, and, in all other respects, shall be impartial. In addition, each Arbitrator shall have at least ten years’ of relevant experience in the areas of software licensing.

(f)	The arbitration shall be conducted as an Expedited Arbitration Proceeding. Any determination or award in such arbitration shall (i) be in writing, (ii) be final and conclusive on the Parties (and counterpart copies thereof shall be delivered to each of the Parties), and (iii) not add to, subtract from or otherwise modify the provisions of this Agreement. Judgment upon any such determination or award may be entered in any court having jurisdiction thereof.

16.12	Entire Agreement; Modifications.

This Agreement sets forth and constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersedes all prior agreements, understanding, promises and representations, whether written or oral. Each Party confirms that it is not relying on any representations or warranties of the other Party except as specifically set forth herein. No amendment, modification, release or discharge will be binding upon the Parties unless in writing and duly executed by authorized representatives of both Parties.

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16.13	Waiver.

Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver will be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. Any such waiver will not be deemed a waiver of any other right or breach hereunder.

16.14	No Third Party Beneficiaries.

The representations, warranties, covenants and agreements set forth in this Agreement are for the sole benefit of the Parties hereto and their successors and permitted assigns, and they will not be construed as conferring any rights on any other parties.

16.15	Further Assurances.

Each Party will duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents and instruments, as may be necessary to carry out the provisions and purposes of this Agreement.

16.16	Counterparts.

This Agreement may be executed in any number of counterparts and by the Parties on separate counterparts, each of which is an original but all of which together constitute one and the same instrument.

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IN WITNESS WHEREOF, the Parties hereto have caused this Collaboration Agreement to be executed on the date first above written.

FRELII INC.

Per:
Name:	Ian Jenkins
Title:	CEO

GENECOR AI INC.

Per:
Name:	Tejas Shah
Title:	Director

EXHIBIT A

PRODUCT DESCRIPTION